Exhibit 99.2
Global Water Announces Pricing of Public Offering of Common Stock

PHOENIX, AZ - January 16, 2020 - Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, today announced the pricing of an underwritten public offering of 870,000 shares of its common stock at a price to the public of $12.50 per share. All of the shares are being sold by the company. The gross proceeds to the company from the offering, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $10.9 million. The offering is expected to close on or about January 21, 2020, subject to customary closing conditions. In addition, the company has granted the underwriter for the offering a 30-day option to purchase up to an additional 130,000 shares of its common stock at the public offering price, less underwriting discounts and commissions.

The company anticipates using the net proceeds from the offering to fund acquisitions and for working capital and other general corporate purposes.

Roth Capital Partners is acting as sole manager for the offering.

The offering will be made pursuant to a registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (SEC) on August 22, 2017. A final prospectus supplement and accompanying base prospectus relating to and describing the final terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained, when available, from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660; (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Water Resources

Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utility companies which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. The company recycles nearly 1 billion gallons of water annually.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations regarding the anticipated closing date of the offering and its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the offering. More information about the risks and uncertainties faced by the company is contained in the preliminary prospectus supplement filed with the SEC and the documents incorporated by reference therein, which include the company’s Annual Report on Form 10-K for the year ended December 31, 2018. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

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